Exhibit 99.1
FOR IMMEDIATE RELEASE:

Contact:	Erik Bratt
WebSideStory, Inc.
Voice: (858) 546-0040, ext. 365
Email: erik.bratt @websidestory.com
WEBSIDESTORY POSTS RECORD SECOND QUARTER REVENUE; RAISES REVENUE GUIDANCE
SAN DIEGO, CA (August 4, 2006) — WebSideStory, Inc. (Nasdaq:WSSI), a leading provider of digital marketing and analytics solutions, today announced the results of operations for the second quarter ended June 30, 2006. Financial and operating highlights for the quarter include:
•	Record non-GAAP revenue of $16.8 million, an increase of 79% percent over the comparable period last year on an as-reported basis and 40% on an organic basis. Non-GAAP revenue includes $1.6 million in deferred revenue related to the company’s merger with Visual Sciences.

•	GAAP revenue of $15.2 million.

•	Record bookings for both the WebSideStory and Visual Sciences Divisions, signing over 130 new contracts for various modules of the WebSideStory and Visual Sciences suites and growing the enterprise customer base to approximately 1,400 worldwide.

•	Strong year-over-year organic revenue growth from all product lines, including 37% growth in the WebSideStory Division and 93% growth in the Visual Sciences Division.

•	Non-GAAP earnings per share of $0.10, compared to previously issued guidance of $0.10 to $0.13 per share. Non-GAAP earnings per share excludes stock-based compensation expenses, amortization of intangibles and other non-cash items described below. GAAP loss per share of $0.13, with a reconciliation provided in the table below.

•	The company’s 11th consecutive quarter of positive cash generation and non-GAAP profitability, including non-GAAP net income of $2.0 million, which includes deferred revenue related to the Visual Sciences merger and excludes stock-based compensation, amortization of intangibles and other non-cash items. On a GAAP basis, the company reported a net loss of $2.4 million for the quarter.

•	Cash and investments balance at quarter end of approximately $17 million.

•	WebSideStory Search 4.0 being recognized with the Software & Information Industry Association’s prestigious CODiE Award for Best Enterprise Search Engine. WebSideStory Search 4.0 introduced a number of industry first capabilities into the market, including Active Ranking – a patent-pending capability that enables marketers to automatically drive site search results based on the full spectrum of web site behavioral data.

WebSideStory Posts Record Second Quarter Revenue
“Second quarter 2006 was an exceptional sales execution and product delivery quarter. We generated record revenue, signed up a record number of new customers and achieved record new contract bookings for WebSideStory HBX Analytics, Visual Sciences and WebSideStory Search and Publish,” said Jeff Lunsford, chairman and CEO of WebSideStory. “Our investments in innovative new products led to prestigious industry recognition. We experienced increased lead flow across all product suites as a result. We believe the strong momentum built in the second quarter will lead to solid revenue growth and margin expansion in the third quarter. We are especially pleased with the 93% growth generated by the Visual Sciences Division and with the innovative technology coming out of our HBX Analytics and WebSideStory Search development labs. We feel great about the health of our markets and the strength of our product and service lines. Our digital marketing solutions are part of a high-growth market sector which we believe will continue to fuel our expansion in the years ahead. We are also expanding our solution set to broaden our footprint within the enterprise and benefit from other product opportunities beyond the digital marketing stack.”
The company’s guidance for the third quarter 2006 and full year 2006 is as follows:

	Q3 2006		Full Year 2006
	Low	High	Low	High
Revenue Guidance (millions)
Estimated non-GAAP revenue range	$17.9	$18.5	$68.0	$69.0
Deferred revenue related to Visual Sciences merger	(1.4)	(1.4)	(5.0)	(5.0)

Estimated GAAP revenue range	$16.5	$17.1	$63.0	$64.0

Earnings per share guidance
Estimated non-GAAP EPS range	$0.13	$0.14	$0.50	$0.52
Estimated amortization of intangibles	(0.08)	(0.08)	(0.29)	(0.29)
Estimated stock-based compensation	(0.15)	(0.17)	(0.55)	(0.58)
Deferred revenue related to Visual Sciences merger	(0.07)	(0.07)	(0.25)	(0.25)
Estimated non-cash tax benefit	0.05	0.06	0.20	0.22
Estimated non-cash interest expense	(0.01)	(0.01)	(0.05)	(0.05)
Effect of using non-GAAP dilutive shares	(0.01)	(0.01)	(0.02)	(0.03)

Estimated GAAP EPS range	$(0.14)	$(0.14)	$(0.46)	$(0.46)
Estimated shares used in per share calculations	20,200,000	20,200,000	20,065,000	20,065,000
Note on the Use of Non-GAAP Financial Measures
Some of the financial measures in this press release, including some of our financial guidance, are non-GAAP financial measures within the meaning of SEC Regulation G. WebSideStory believes that this presentation is useful to investors because it more accurately describes the operating performance of the company on a period-to-period basis, excluding specific costs and expenses that we believe are not indicative of our core operating results. Company management uses these non-GAAP measures as important indicators of the company’s past performance and to plan and forecast performance in future periods. In addition, bonus payments to our officers and employees under our corporate bonus plan are based on the achievement of specified non-GAAP revenue and non-GAAP EPS targets. Investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

WebSideStory Posts Record Second Quarter Revenue
Conference Call and Webcast Information
Management will host a quarterly conference call and simultaneous webcast to discuss the results Friday, August 4th, at 6:00 a.m. Pacific Time. To participate in the call, investors should dial 800-435-1398 (domestic) or 617-614-4078 (international) 10 minutes prior to the scheduled call. The passcode is 98436567. Additionally, a live audio-only webcast of the call may be accessed via the internet at www.websidestory.com. An archived version of the webcast will also be available for at least twelve months, beginning two hours after the completion of the call, at the same location.
Forward-Looking Statements
Statements in this press release that are not a description of historical facts are forward-looking statements. You should not regard any forward-looking statement as a representation by WebSideStory that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in WebSideStory’s business, including, without limitation: WebSideStory’s reliance on its web analytics services for the majority of its revenue; blocking or erasing of cookies or limitations on our ability to use cookies; WebSideStory’s limited experience with digital marketing applications beyond web analytics; the risks associated with integrating the operations and products of Avivo Corporation and Visual Sciences, LLC with those of WebSideStory; privacy concerns and laws or other domestic or foreign regulations that may subject WebSideStory to litigation or limit our ability to collect and use Internet user information; WebSideStory’s ability to defend itself against claims of patent infringement alleged by NetRatings, Inc.; WebSideStory’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties; the highly competitive markets in which we operate that could make it difficult for WebSideStory to acquire and retain customers; the risk that WebSideStory’s customers fail to renew their agreements; the risks associated with the company’s indebtedness; the risk that WebSideStory’s services may become obsolete in a market with rapidly changing technology and industry standards; and other risks described in WebSideStory’s Securities and Exchange Commission filings, including WebSideStory’s annual report on Form 10-K for the year ended December 31, 2005 and quarterly reports on Form 10-Q. Do not place undue reliance on these forward-looking statements which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement, and WebSideStory undertakes no obligation to revise or update this news release to reflect events or circumstances after the date of this news release.
About WebSideStory, Inc.
Founded in 1996, WebSideStory, Inc. (Nasdaq: WSSI) is a leading provider of digital marketing and analytics solutions that improve online marketing, sales and business operations. Its WebSideStory division consists of web analytics, site search, web content management, and keyword bid management. WebSideStory also provides customer analytics solutions through its wholly owned subsidiary, Visual Sciences, LLC, a leading provider of streaming data analysis and visualization software. WebSideStory is headquartered in San Diego, California, and has European headquarters in

WebSideStory Posts Record Second Quarter Revenue
Amsterdam, The Netherlands. For more information, contact WebSideStory. Voice: 858.546.0040. Fax: 858.546.0480. Address: 10182 Telesis Court, 6th Floor, San Diego, CA 92121. Web site: www.WebSideStory.com. WebSideStory is a registered trademark of WebSideStory. Visual Sciences is a registered trademark of Visual Sciences, LLC. Other trademarks belong to their respective owners.
Contact Information
For additional information, please contact: CEO Jeff Lunsford at (858) 546-0040 ext. 388; or CFO Claire Long at (858) 546-0040 ext. 387.

WebSideStory Posts Record Second Quarter Revenue
WEBSIDESTORY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED) (in thousands, except share data)

	June 30,	December 31,
	2006	2005
Assets

Current assets
Cash and cash equivalents	$8,756	$19,968
Investments	8,222	11,712
Accounts receivable, net	12,771	7,842
Deferred tax assets	1,012	507
Prepaid expenses and other current assets	3,650	2,304

Total current assets	34,411	42,333

Property and equipment, net	5,737	2,532
Investments	—	3,276
Goodwill	46,119	21,286
Intangible assets, net	22,822	6,901
Deferred tax assets	11,737	9,166
Other assets	1,660	2,249

	$122,486	$87,743

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,872	$877
Accrued liabilities	5,773	3,880
Deferred revenue	16,888	12,801
Capital lease short-term	67	83
Current maturities of notes payable	19,167	—

Total current liabilities	43,767	17,641

Capital lease long-term	64	90
Other liabilities	499	196

Total liabilities	44,330	17,927

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2006 and December 31, 2005	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized, 18,515,538 and 18,401,180 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	19	18
Additional paid-in capital	126,803	114,934
Unearned stock-based compensation	(70)	(630)
Accumulated other comprehensive income	187	103
Accumulated deficit	(48,783)	(44,609)

Total stockholders’ equity	78,156	69,816

	$122,486	$87,743

WebSideStory Posts Record Second Quarter Revenue
WEBSIDESTORY, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED) (in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues
Subscription, hosting and support	$13,022	$8,802	$24,790	$15,703
License	477	—	728	—
Professional services	1,135	193	1,894	238
Advertising	611	417	1,276	428

Total revenues	15,245	9,412	28,688	16,369

Cost of revenues*
Cost of revenue	4,021	1,633	7,157	2,640
Amortization of intangible assets	715	59	1,217	59

Total cost of revenues	4,736	1,692	8,374	2,699

Gross profit	10,509	7,720	20,314	13,670

Operating expenses*
Sales and marketing	6,946	3,584	12,884	6,552
Technology development	3,347	1,258	6,019	2,009
General and administrative	3,290	1,500	5,983	2,784
Amortization of intangibles	830	202	1,543	202

Total operating expenses	14,413	6,544	26,429	11,547

(Loss) income from operations	(3,904)	1,176	(6,115)	2,123

Interest expense	(462)	(10)	(769)	(18)
Interest income	136	210	293	392
Other expense	—	(51)	—	(51)

(Loss) income before provision for income taxes	(4,230)	1,325	(6,591)	2,446

(Benefit from) provision for income taxes	(1,798)	64	(2,404)	117

(Loss) income before cumulative effect of change in accounting principle	(2,432)	1,261	(4,187)	2,329

Cumulative effect of change in accounting principle (net of tax)	—	—	13	—

Net (loss) income	$(2,432)	$1,261	$(4,174)	$2,329

Basic net (loss) income per share:
(Loss) income before cumulative effect of change in accounting principle	$(0.13)	$0.07	$(0.23)	$0.14
Cumulative effect of change in accounting principle	—	—	—	—

Basic net (loss) income per share	$(0.13)	$0.07	$(0.23)	$0.14

Diluted net (loss) income per share:
(Loss) income before cumulative effect of change in accounting principle	$(0.13)	$0.07	$(0.23)	$0.13
Cumulative effect of change in accounting principle	—	—	—	—

Diluted net (loss) income per share	$(0.13)	$0.07	$(0.23)	$0.13

Shares used in per share calculations:
Basic	18,476,579	17,102,147	18,438,282	16,279,067

Diluted	18,476,579	18,458,741	18,438,282	17,702,131

(*)Stock-based compensation:
Cost of revenues	$564	$19	$975	$21
Sales and marketing	974	54	1,760	88
Technology development	693	171	1,243	173
General and administrative	664	93	1,152	237

WebSideStory Posts Record Second Quarter Revenue
WebSideStory, Inc.

Reconciliation of GAAP net (loss) income	Three months ended		Six months ended
attributable to common stockholders	June 30,	June 30,	June 30,	June 30,
to Non-GAAP net income	2006	2005	2006	2005
(in thousands)	Unaudited	Unaudited	Unaudited	Unaudited
Net (loss) income	$(2,432)	$1,261	$(4,174)	$2,329

Amortization of intangibles	1,545	261	2,760	261

Stock-based compensation	2,895	337	5,130	519

Deferred revenue related to Visual Sciences merger *	1,583	—	2,688	—

Non-cash tax (benefit)	(1,872)	—	(2,547)	—

Non-cash interest expense	256	—	427	—

Cumulative effect of change in accounting principle	—	—	(13)	—

Non-GAAP net income	$1,975	$1,859	$4,271	$3,109

Reconciliation of GAAP (loss) income per share to Non-GAAP income per share

GAAP (loss) income per share attributable to common stockholders
Basic	$(0.13)	$0.07	$(0.23)	$0.14
Diluted	$(0.13)	$0.07	$(0.23)	$0.13

Amortization of intangibles	0.08	0.01	0.14	0.02

Stock-based compensation	0.15	0.02	0.26	0.03

Deferred revenue related to Visual Sciences merger *	0.08	—	0.14	—

Non-cash tax (benefit)	(0.09)	—	(0.13)	—

Non-cash interest expense	0.01	—	0.02	—

Effect of using non-GAAP dilutive shares	—	—	0.02	—

Cumulative effect of change in accounting principle	—	—	—	—

Non-GAAP net income per share attributable to common stockholders:
Diluted	$0.10	$0.10	$0.22	$0.18

GAAP weighted-average number of shares used in per share amounts:
Basic	18,476,579	17,102,147	18,438,282	16,279,067
Diluted	18,476,579	18,458,741	18,438,282	17,702,131

Non-GAAP weighted-average number of shares used in per share amounts:
Basic	18,476,579	17,102,147	18,438,282	16,279,067
Diluted	19,785,822	18,458,741	19,779,365	17,702,131

WebSideStory Posts Record Second Quarter Revenue

Reconciliation of GAAP revenue	Three months ended		Six months ended
to Non-GAAP revenue	June 30,	June 30,	June 30,	June 30,
(in thousands)	2006	2005	2006	2005
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP revenue	$15,245	$9,412	$28,688	$16,369

Deferred revenue related to Visual Sciences merger *	1,583	—	2,688	—

Non-GAAP revenue	$16,828	$9,412	$31,376	$16,369

*	In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”, the deferred revenue obligation on the ending balance sheet of Visual Sciences was reduced to fair value when recorded on the beginning balance sheet within WebSideStory. This fair value adjustment resulted in a write-down of $5.4 million of deferred revenue which would otherwise have been recognized as revenue by Visual Sciences on a stand-alone basis in periods subsequent to the merger date.